Exhibit 99.2

For Release: Thursday January 26, 2006 10:00 AM

Action Products’ Jay Jay Toys Cleared for Flights through 2008

Company Extends Licensing Agreement with PorchLight Entertainment

ORLANDO, FL – January 24, 2006 –Action Products International, Inc. (NASDAQ-CM: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys announced today that its license with PorchLight Entertainment (Los Angeles, CA; an agent for Kidquest, Inc.) for JAY JAY THE JET PLANE™ has been extended through the end of 2008.

Renewal of the licensing agreement allows Action Products to continue building upon the Jay Jay The Jet Plane Wooden Adventure System™, first introduced in 2002, as well as affording the opportunity to introduce product aimed at the youngest Jay Jay fans, including the newly-released Tarrytown Bead Maze™, for children age 2 and up.

Currently seen on over 200 PBS member stations nationwide, Jay Jay The Jet Plane can also be seen daily on the recently launched PBS KIDS Sprout network, a fresh, new destination devoted to preschool children and their parents and caregivers. PBS KIDS Sprout is a 24 hour preschool channel available on digital cable and satellite television and complementary video on demand service. PBS KIDS Sprout currently has over 18 million committed subscribers.

This past year also saw the number of Jay Jay episodes increase to 90, the introduction of Lina, a new Hispanic character, as well as the debut of the official Jay Jay The Jet Plane fan club at www.jayjay.com.

“With our relationship with PorchLight and Jay Jay secured for the foreseeable future, we can turn to the most important task of creating great product and promotional programs for Jay Jay fans everywhere. This brand has been one of our best sellers, and we expect much greater in the future.” said Action Products President Lawrence H. Bernstein.

“PorchLight has been very pleased with our partnership with Action Products,” said Caren Shalek, SVP of Consumer Products. “With the recent debut of exciting new television episodes, the addition of Lina, and the launch of our new fan club, we expect Jay Jay to continue to soar to new heights. We are excited about expanding our relationship with Action Products in bringing endearing educational entertainment to preschool homes throughout the world.”

About Action Products International, Inc.

Action Products International, Inc, based in Orlando, Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG™ series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and I MADE THAT™ plus others. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide. Visit the Company’s web sites at www.apii.com, www.curiositykits.com and www.imadethat.com

About PorchLight Entertainment:

PorchLight Entertainment is a multi-faceted company focused on the production and distribution of high-quality family entertainment. Since its formation in 1995 by veteran entertainment executives Bruce D. Johnson and William T. Baumann, PorchLight has produced the Emmy award-winning animated series, Tutenstein, for Discovery Kids and Jetix (formerly Fox Kids Europe), Jay Jay The Jet Plane for PBS KIDS, the animated children’s series Adventures from The Book of Virtues (PBS KIDS) and the animated long form movies The Night Before Christmas: A Mouse Tale, The Haunted Pumpkin of Sleepy Hollow, and Christmas Dinosaur. PorchLight is currently producing Four Eyes for France 3 and the Disney Channel U.K. and a series of direct-to-videos for Leapfrog, the leading electronic toy company, among other productions. PorchLight Entertainment can be found at www.porchlight.com.

About Jay Jay the Jet Plane:

Jay Jay The Jet Plane, created by Deborah and David Michel, follows the adventures of a perky and curious six-year old jet plane named Jay Jay and his airplane friends who live and play at Tarrytown Airport™, a place “where imagination takes flight! ™.” The 3-D animated television series is a successful part of PBS KIDS in the US, Nine Network in Australia and on other leading kids networks worldwide, reaching over 50 countries. Jay Jay The Jet Plane is produced by PorchLight Entertainment and Modern Cartoons, with PorchLight holding exclusive worldwide distribution rights.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contacts:	Ray Oliver, Investor Relations Officer 407/481-8007 extension 723
Adam Ben-Evi, SBW Alliance Group 407/647-9974

David Bynder, PorchLight Entertainment 310/477-8400 ext. 269